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STAAR CFO to Retire in 2020

Deborah Andrews Plans to Retire After 24 Years with the Company

LAKE FOREST, CA, December 18, 2019 -- STAAR Surgical Company (NASDAQ: STAA) a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today announced that following a successful 24-year career with the Company, Deborah Andrews plans to retire from the company in 2020. Andrews will continue in her role as Chief Financial Officer until her successor is appointed, and then remain with the company during a transition period until her retirement.

"On behalf of everyone at STAAR, I thank Deborah for her dedication and contributions during her more than two-decade career at STAAR," said Caren Mason, President and CEO. "STAAR has a strong finance team and Deborah has played an important role in helping implement financial and operational improvements as we work to enhance our position as the global premium solution for patients seeking visual freedom from spectacles and contact lenses. I am appreciative that Deborah will remain with STAAR to help facilitate a smooth leadership transition and wish her all the best in her retirement."

"It has been a privilege to work alongside the talented and dedicated STAAR team," said Andrews. "I am proud of the progress we have made and the team we have built. I remain confident in the future promise of STAAR and am committed to ensuring a smooth transition."

STAAR is conducting an external search for its next CFO.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

CONTACT:Investors & Media

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Brian Moore

Sr. Director, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

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